                                                                   EXHIBIT 99.1

[VISTA GOLD LOGO]  7961 SHAFFER PARKWAY
                   SUITE 5
                   LITTLETON, COLORADO 80127
                   TELEPHONE (720) 981-1185
                   FAX (720) 981-1186

                                           Trading Symbol: VGZ
                                           Toronto and American Stock Exchanges

__________________________________________________________NEWS_________________

VISTA GOLD CORP. ANNOUNCES COMPLETION OF HASBROUCK, THREE HILLS RESOURCE STUDIES; INITIATES DRILL PROGRAM AT MAVERICK SPRINGS

DENVER, COLORADO JULY 31, 2003 -Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has completed resource studies on its Hasbrouck and Three Hills projects in the Tonopah district, Nevada, in compliance with Canadian National Instrument 43-101. The projects are located, respectively, five miles south and two miles west of Tonopah, Nevada. They comprise a total of 98 claims and host oxidized epithermal-style gold mineralization.

The resource studies were performed by Mine Development Associates of Reno, Nevada, an independent consulting firm, under the supervision of Mr. Neil Prenn, P. Eng., a Qualified Person. Resources were calculated using industry-standard block modeling software. Based on the studies, geological resources1 above a 0.010 opt cut-off are:

                                                   Gold grade
                                                   Troy oz/ton      Contained
                                   Short tons         (opt)          Ounces
                                   ----------      -----------      ---------
     INDICATED (2)
     Hasbrouck                     20,300,000         0.023           459,000
     Three Hills                    5,736,000         0.023           133,000
        Total indicated                                               592,000
     INFERRED (3)
     Hasbrouck                      8,160,000         0.021           172,000

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(1) Mineral resources, which are not mineable reserves, do not have demonstrated economic viability.

(2) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INDICATED
    RESOURCES: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF MINERAL DEPOSITS IN THIS CATEGORY WILL EVER BE CONVERTED INTO RESERVES.

(3) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED
    RESOURCES: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility or other economic study. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF AN INFERRED RESOURCE EXISTS OR IS ECONOMICALLY OR LEGALLY MINABLE.
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The Hasbrouck model was developed using data from 54,339 feet of drilling, principally comprised of 105 reverse circulation holes totaling 44,400 feet and 22 rotary drill holes totaling 8,980 feet. The drilling database was compiled from work performed by FMC Gold Co., Cordex Syndicate and Franco Nevada Inc. between 1974 and 1988. The newly developed model shows that mineralization may extend in an easterly direction at the Hasbrouck property.

The Three Hills model was developed using data from 62,874 feet of drilling, comprised of 183 reverse circulation holes totaling 54,657 feet, 45 air-track and rotary holes totaling 6,320 feet and 9 diamond drill holes totaling 1,897 feet. The drilling was completed by Echo Bay Mines Ltd., Eastfield Resources, Saga Exploration and Cordex Syndicate between 1974 and 1996.

"These projects have excellent potential," said Jock McGregor, Vista's President and CEO. "The Tonopah area has recently produced new exploration successes as well as the revival of mature mining districts at Goldfield, Nevada. We believe Vista can increase resources at Hasbrouck and Three Hills by taking a new look at the old data, and drilling new areas at Three Hills."

At the Maverick Springs project, 50 miles southeast of Elko, Nevada, the Corporation and Silver Standard Resources Inc. (NASDAQ:SSRI) have started a 16-hole, 16,000 foot drill program. The program has the potential to significantly increase resources at Maverick Springs by in-fill drilling in the mineralized extension discovered last fall, as summarized in the Corporation's December 16, 2002 press release. Exploration holes will also be drilled north and south of the previously identified mineralization. The program is being funded by Silver Standard under an option agreement as summarized in the Corporation's November 7, 2002 press release. Maverick Springs is a large silver-rich Carlin style deposit.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos project in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com